UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 1, 2008

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) On July 1, 2008, Stein Mart, Inc. (the “Company”) entered into employment agreements (the “Executive Officer Employment Agreements”) with the following Executive Officers: James G. Delfs, the Company’s Senior Vice President, Finance and Chief Financial Officer and Michael D. Ray, the Company’s Senior Vice President, Director of Stores. The Executive Officer Employment Agreements, among other things, provide: (i) for a term of two years, (ii) annual base salary of $353,800 for Mr. Delfs and $326,250 for Mr. Ray, (iii) severance compensation equal to 100% of their respective annual base compensation and continuation of insurance benefits for up to one year if terminated without cause by the Company or with good reason by the Executive, or if their respective Executive Officer Employment Agreements are not renewed at expiration (iv) if terminated without cause by the Company or with good reason by the executive following a change of control, severance compensation equal to (a) 200% of their respective annual base compensation, and (b) 200% of their respective target bonuses in the year of termination, (v) restrictive covenants against competing with the Company or recruiting any Company personnel for two years following termination for cause by the Company or by the Executive without good reason, and (vi) vesting of unvested options and restricted shares upon death or disability. The executives remain eligible for other benefit plans and incentive plans in effect from time to time.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Employment Agreement, dated as of July 1, 2008, between Stein Mart, Inc. and James G. Delfs.

10.2	Employment Agreement, dated as of July 1, 2008, between Stein Mart, Inc. and Michael D. Ray.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: July 8, 2008	By:	/s/ Linda M. Farthing
Linda M. Farthing
President and Chief Executive Officer

EXHIBIT INDEX

10.1	Employment Agreement, dated as of July 1, 2008, between Stein Mart, Inc. and James G. Delfs.

10.2	Employment Agreement, dated as of July 1, 2008, between Stein Mart, Inc. and Michael D. Ray.